UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 10, 2006
International Absorbents Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia, Canada	0-15673	98-0487410
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)
1569 Dempsey Road, North Vancouver, British Columbia, CANADA     V7K 1S8
(Address of principal executive offices)     (Zip Code)
Registrant’s telephone number, including area code (604) 681-6181

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
ITEM 7.01     Regulation FD Disclosure
ITEM 8.01     Other Events
On October 10, 2006, International Absorbents Inc. a British Columbia, Canada corporation (the “Company”) was notified that the American Arbitration Association (the “Arbitrator”) had issued a decision in the arbitration between R. Wilder Sales, R&D Midwest Pet Supply (the “Claimants”) and the Company. As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the arbitration demand was filed against the Company’s wholly owned subsidiary, Absorption Corp. (“Absorption”), on February 23, 2004. At that time, the Claimants were seeking damages in the amount of approximately $1,000,000. This arbitration demand related to a lawsuit that was filed on June 22, 1995 in the Boone Circuit Court of the Commonwealth of Kentucky against Absorption. The lawsuit was captioned Wilder et.al. v. Absorption Corp., Civil Action No. 95-CI-547, and alleged breach of contract, fraud, violation of the Kentucky Unfair Trade Practices Act and other related claims.
The Arbitrator ruled in favor of the Claimants and ordered the Company to pay to the Claimants an aggregate amount totaling $1,186,435 for damages and recovery of attorney fees and expenses as well as the administrative fees, compensation and expenses of the Arbitrator.
The Company is currently evaluating whether to appeal the award. If the Company elects not to appeal or if the appeal is unsuccessful, then the award and fees must be paid on or before November 9, 2006.
The statements in this report regarding future aspects relating to the award, any appeal and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, arbitration and judicial rules and proceedings, the Company’s cash position, and other financial conditions, that may cause actual future experience and results to differ materially from the statements made.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL ABSORBENTS INC.
Date: October 13, 2006	/s/ Gordon Ellis
Gordon L. Ellis
Chairman of the Board of Directors, President and Chief Executive Officer